As filed with the Securities and Exchange Commission on May 24, 2004
Registration No. 333-114520

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Tenneco Automotive Inc.

(Exact name of registrant as specified in its charter)

Delaware	3714	76-0515284
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

500 North Field Drive

Lake Forest, Illinois 60045
(847) 482-5000
(Address, including zip code, and telephone
number, including area code, of registrants’
principal executive offices)

Timothy R. Donovan
Executive Vice President and General Counsel
500 North Field Drive
Lake Forest, Illinois 60045
(847) 482-5000
(Name, address, including zip code,
and telephone number, including area
code, of agent for service of process)	Copy to: Jodi A. Simala, Esq. Mayer, Brown, Rowe & Maw LLP 190 South LaSalle Street Chicago, Illinois 60603-3441 (312) 782-0600	And copy to: Gerard M. Meistrell, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 (212) 701-3000

      Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☐

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on any date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

      The sole purpose of this Amendment No. 2 to the Registration Statement on Form S-3 (File No.333-114520) is to file with the Securities and Exchange Commission three additional exhibits to the Registration Statement as set forth below in Item 16 of Part II. This Amendment No. 2 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has not been included herein.

Part II

Information Not Required in Prospectus

Item 14.     Other expenses of issuance and distribution.

     The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

SEC registration fee	$22,173
Printing and engraving expenses	300,000
Legal expenses	200,000
NASD and New York Stock Exchange filing fees	93,000
Accounting fees and expenses	125,000
Miscellaneous	25,000

Total	$765,173

Item 15.     Indemnification of directors and officers.

     The restated certificate of incorporation of Tenneco Automotive Inc. (“Tenneco”) provides that a director of Tenneco will not be liable to Tenneco or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that an exemption from liability or limitation of liability is not permitted under the Delaware General Corporation law (“DGCL”). Based on the DGCL as presently in effect, a director of Tenneco will not be personally liable to Tenneco or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (1) for any breach of the director’s duty of loyalty to Tenneco or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL; which concerns unlawful payments of dividends, stock purchases or redemptions; or (4) for any transactions from which the director derived an improper personal benefit.

     While these provisions give directors protection from awards for monetary damages for breaches of their duty of care, they do not eliminate the duty. Accordingly, Tenneco’s certificate of incorporation will have no effect on the availability of equitable remedies such as injunction or rescission based on a director’s breach of his or her duty of care. The provisions of Tenneco’s certificate of incorporation described above apply to an officer of Tenneco only if he or she is a director of Tenneco and is acting in his or her capacity as director. They do not apply to officers of Tenneco who are not directors.

     Tenneco’s by-laws include the following provisions:

     “Section 14.

(1) The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in paragraph (3) of this Section 14, the corporation shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board.

(2) The corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Section 14 or otherwise.

(3) If a claim for indemnification or payment of expenses under this Section 14 is not paid in full within thirty days after a written claim therefor by the Indemnitee has been received by the corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or payment of expenses under applicable law.

(4) The rights conferred on any Indemnitee by this Section 14 shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, provision of the 222 Restated Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

(5) The corporation’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

(6) Any repeal or modification of the foregoing provisions of this Section 14 shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

(7) This Section 14 shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.”

     In addition, several of Tenneco’s directors have entered into separate contractual indemnity arrangements with Tenneco. These arrangements provide for indemnification and the advancement of expenses to these directors in circumstances and subject to limitations substantially similar to those described above.

     Tenneco has purchased insurance which purports to insure Tenneco against some of the costs of indemnification which may be incurred under the by-law section discussed above. The insurance also purports to insure the officers and directors of Tenneco and its subsidiaries against some liabilities incurred by them in the discharge of their duties as officers and directors, except for liabilities resulting from their own malfeasance.

     The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as Exhibit 1.1 hereto.

Item 16.     Exhibits.

*1	.1	Form of Underwriting Agreement.
4	.1(a)	Restated Certificate of Incorporation of Tenneco Automotive Inc., dated December 11, 1996 (incorporated herein by reference from Exhibit 3.1(a) of Tenneco Automotive Inc.’s Annual Report on Form 10-K for the year ended December 31, 1997, File No. 1-12387).
4	.1(b)	Certificate of Amendment, dated December 11, 1996 (incorporated herein by reference from Exhibit 3.1(c) of Tenneco Automotive Inc.’s Annual Report on Form 10-K for the year ended December 31, 1997, File No. 1-12387).
4	.1(c)	Certificate of Ownership and Merger, dated July 8, 1997 (incorporated herein by reference from Exhibit 3.1(d) of Tenneco Automotive Inc.’s Annual Report on Form 10-K for the year ended December 31, 1997, File No. 1-12387).
4	.1(d)	Certificate of Designation of Series B Junior Participating Preferred Stock dated September 9, 1998 (incorporated herein by reference from Exhibit 3.1(d) of Tenneco Automotive Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, File No. 1-12387).
4	.1(e)	Certificate of Elimination of the Series A Participating Junior Preferred Stock of Tenneco Automotive Inc. dated September 11, 1998 (incorporated herein by reference from Exhibit 3.1(e) of Tenneco Automotive Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, File No. 1-12387).
4	.1(f)	Certificate of Amendment to Restated Certificate of Incorporation of Tenneco Automotive Inc., dated November 5, 1999 (incorporated herein by reference from Exhibit 3.1(f) of Tenneco Automotive Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 1-12387).
4	.1(g)	Certificate of Amendment to Restated Certificate of Incorporation of Tenneco Automotive Inc., dated November 5, 1999 (incorporated herein by reference from Exhibit 3.1(g) of Tenneco Automotive Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 1-12387).
4	.1(h)	Certificate of Ownership and Merger merging Tenneco Automotive Merger Sub Inc. with and into Tenneco Automotive Inc., dated November 5, 1999 (incorporated herein by reference from Exhibit 3.1(h) of Tenneco Automotive Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 1-12387).
4	.1(i)	Certificate of Amendment to Restated Certificate of Incorporation of Tenneco Automotive Inc. dated May 9, 2000 (incorporated herein by reference from Exhibit 3.1(i) of Tenneco Automotive Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, File No. 1-12387).
4.2		By-laws of Tenneco Automotive Inc., as amended March 9, 2004 (incorporated herein by reference from Exhibit 3.2 of Tenneco Automotive Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 1-12387).
4	.3(a)	Rights Agreement dated as of September 8, 1998, by and between the registrant and First Chicago Trust Company of New York, as Rights Agent (incorporated herein by reference from Exhibit 4.1 of the registrant’s Current Report on Form 8-K dated September 24, 1998, File No. 1-12387).
4	.3(b)	Amendment No. 1 to Rights Agreement, dated March 14, 2000, by and between the registrant and First Chicago Trust Company of New York, as Rights Agent (incorporated herein by reference from Exhibit 4.4(b) of the registrant’s Annual Report on Form 10-K for the year ended December 31, 1999, File No. 1-12387).
4	.3(c)	Amendment No. 2 to Rights Agreement, dated February 5, 2001, by and between the registrant and First Union National Bank, as Rights Agent (incorporated herein by reference from Exhibit 4.4(b) of the registrant’s Post-Effective Amendment No. 3, dated February 26, 2001, to its Registration Statement on Form 8-A dated September 17, 1998).
4.3		Specimen stock certificate for Tenneco Automotive Inc. common stock (incorporated herein by reference from Exhibit 4.3 of the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, File No. 1-12387)
**5	.1	Opinion of Mayer, Brown, Rowe & Maw LLP.

12.1		Statement of Computation of Ratio of Earnings to Fixed Charges (incorporated herein by reference from Exhibit 12 of Tenneco Automotive Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 1-12387).
*15	.1	Letter of Deloitte & Touche LLP regarding Unaudited Interim Financial Information.
**23	.1	Consent of Mayer, Brown, Rowe & Maw LLP (included in Exhibit 5.1).
*23	.2	Consent of Deloitte & Touche LLP.
*23	.3	Statement Concerning Absence of Consent of Arthur Andersen LLP.
*24	.1	Powers of Attorney.
**24	.2	Power of Attorney of Frank E. Macher.
*99	.1	First Amendment, dated as of April 30, 2004, to the Amended and Restated Credit Agreement, among the registrant, the lenders party thereto, JPMorgan Chase Bank, as administrative agent, and the other agents named therein.

*	Filed previously.
**	Filed herewith.

Item 17.	Undertakings.

     The undersigned registrant hereby undertakes:

(1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois on the 24th day of May, 2004.

TENNECO AUTOMOTIVE INC.

By:	/s/ MARK P. FRISSORA*

Mark P. Frissora
Chairman of the Board of Directors,
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 24th day of May, 2004.

Signature	Position

/s/ MARK P. FRISSORA* Mark P. Frissora	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)

/s/ KENNETH R. TRAMMELL* Kenneth R. Trammell	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ JAMES A. PERKINS, JR.* James A. Perkins, Jr.	Vice President and Controller (Principal Accounting Officer)

Signature		Position

/s/ CHARLES W. CRAMB* Charles W. Cramb		Director

/s/ TIMOTHY R. DONOVAN Timothy R. Donovan		Director

/s/ M. KATHRYN EICKHOFF* M. Kathryn Eickhoff		Director

/s/ FRANK E. MACHER* Frank E. Macher		Director

/s/ DAVID B. PRICE, JR.* David B. Price, Jr.		Director

/s/ ROGER B. PORTER* Roger B. Porter		Director

/s/ DENNIS G. SEVERANCE* Dennis G. Severance		Director

/s/ PAUL T. STECKO* Paul T. Stecko		Director

*By:	/s/ TIMOTHY R. DONOVAN Attorney-in-fact